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                                                                    EXHIBIT 10.6


                         [LETTERHEAD OF LEADERSONLINE]


                               October 12, 1999


Mr. James R. Quandt
17 Cherry Hills Drive
Coto de Caza, CA 92679

Dear Jim:

I am pleased to confirm LeadersOnline, Inc.'s offer of employment to you.

We are looking forward to your arrival and want to set forth our understanding:

1. You will join our Irvine, California office as Chief Operating Officer at a monthly base salary of $20,833.33 (which is $250,000.00 annually), commencing on your first day of employment, which shall be October 14, 1999, unless otherwise mutually agreed in writing. You will report to the President, LeadersOnline. Currently salaries are reviewed annually in November/December, so that your first salary review will be in November/December 2000.

2. You will be eligible for a discretionary target bonus of up to 80% of your base salary. This bonus may exceed 80% of your base salary if your goals and objectives are significantly overachieved. Currently all bonuses are paid in December and the following March. You understand that except for the signing and minimum bonuses referred to below, all bonuses are discretionary and not earned until declared by the Board of Directors or appropriate committee of the Board of Directors, and that all bonuses, including the signing and minimum bonuses referred to below, are payable only if you are in our employ on the bonus payment dates.

      As we discussed, you will be eligible to receive the following bonuses:

      A.   Signing and Two-Year Commitment Bonus. You will receive a signing and
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           two-year commitment bonus of $250,000.00 to be paid as follows:

           (i) $125,000.00 to be paid on your regular payroll date within 30 days of your hire date; and

           (ii) $125,000.00 to be paid on your regular payroll date in October 2000.

           These payments to you are made subject to the condition that you not resign your employment during the first two years. If you should resign from our firm within two years from your employment start date, you will repay the entire $250,000.00 signing and two-year commitment bonus within five (5) business days following your notice of resignation. You will be entitled to retain all interest or investment return realized from such payments. If you voluntarily resign within the first two years, you authorize us to deduct and/or offset the amount referred to in the foregoing sentence from any compensation or other sums that may be due to you at that time, and you will repay the balance, if any, after such deduction/offset of the $250,000.00 remaining due to us.

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Mr. James R. Quandt
October 12, 1999
Page Two

       B.   Bonus Year 2000 Minimum Bonus. You will receive a $350,000.00
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            minimum bonus payable quarterly beginning with the first payment due
            February 1, 2000, provided that you are in our employ on the bonus payment date(s).

       C.   Bonus Year 2001 Minimum Bonus. You will receive a $350,000.00
            -----------------------------
            minimum bonus for the bonus year ending in December 31, 2001, payable when bonuses are paid for the bonus year ending in December 31, 2001, provided that you are in our employ on the bonus payment date(s).

3. You have agreed to purchase by November 30, 1999, $100,000.00 of Heidrick & Struggles, Inc. common stock on the market, and to send us a copy of your stockbrokers purchase confirmation evidencing such purchase. You have also agreed not to sell such shares during the term of this agreement.

4. You will be eligible to participate in our benefit programs in accordance with the programs' written terms as set forth in plan documents. Copies of the booklets and Summary Plan Descriptions describing our group health, life/AD&D and long-term disability insurance, time-off benefits such as vacation, paid holidays, paid sick time, or short-term disability salary continuation, and Flexible Spending Account will be provided at a later date.

       LeadersOnline, Inc. intends to establish a 401(k) profit sharing plan sometime during the next year and possibly as early as January 2000. The specifics of the LeadersOnline plan, such as investment options, level of company contributions, etc., are yet to be determined.

5. Our benefit programs, bonus programs, and policies are reviewed from time to time by the company's management, and our programs and policies may be modified, amended or completely terminated at any time.

6. We will be requesting the Board of Directors of LeadersOnline, Inc. to establish a stock option program for LeadersOnline management and employees. You would participate in that program as a member of the senior management team. We will specifically request the Board to grant you stock options to purchase 2.5 percent of the company's common stock as of the date of the grant. Such options will be subject to vesting and forfeiture as determined by the Board.

7. Pursuant to the Immigration and Nationality Act, our company is required to verify the identity and employment authorization of all new hires. In order to comply with this legal obligation, we must complete an Employment Eligibility Verification Form I-9 within three days of hire. We have enclosed a Form I-9 for your review. Please note that you will need to provide either (i) one document from "List A" or (ii) one document from "List B" and one document from "List C" of the form (see page two of the enclosed I-9 Form). Your initial and continuing employment will be subject to your having the ability to work legally in the United States. If you anticipate having difficulty completing the Form I-9 or producing the required documents, please advise me as soon as possible.
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Mr. James R. Quandt
October 12, 1999
Page Three

8. If you accept our offer of employment, you will become an "employee at will" unless or until we may otherwise agree in writing. This gives both of us maximum flexibility and permits either of us to terminate employment and compensation at any time with or without cause or notice except for such period of notice as may be expressly provided in writing under written company employment policies in effect at the time of such termination.

     If your employment with our company is terminated by us for any reason other than cause, we intend to request that Heidrick & Struggles, Inc. provide you with an opportunity to join Heidrick & Struggles, Inc. as an executive search consultant, if you and Heidrick & Struggles, Inc. mutually agree.

9. Two copies of an agreement relating to trade secrets, confidential information, clients, etc., are enclosed. We ask that all employees sign this agreement. Please review and sign both copies and return one to me for processing. Of course, please call me if you have any questions about this agreement.

10. You hereby confirm that you have advised us that you have not signed any agreement that will, in any way, affect your joining our firm or the performance of your work for us. You agree that in performing your job duties hereunder, you will not utilize, rely upon or disclose any trade secrets or proprietary information belonging to others. You represent that you will be able to accomplish the anticipated duties of your job without the use of any such trade secrets or proprietary information.

11. This letter of agreement, which sets forth our entire understanding, can be amended only in a writing, which is signed by you, the President of LeadersOnline, Inc., together with either the Treasurer or Secretary of the company. You specifically acknowledge that no promises or commitments have been made to you that are not set forth in this letter.

To acknowledge your acceptance of our offer of employment, please sign and return to me one copy of this letter together with the agreement referred to in
Item 9 above.

                               Sincerely yours,

                               /s/ MICHAEL T. CHRISTY
                               ____________________________________
                               Michael T. Christy
                               President - LeadersOnline, Inc.

Enclosure

cc: Patrick S. Pittard
    A. Larry Elliott
    Donald M. Kilinski
    Richard D. Nelson

ACCEPTED:

/s/ JAMES R. QUANDT            10-14-99
________________________       _____________________________
James R. Quandt                Date